As filed with the Securities and Exchange Commission on March 18, 2004
File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEICO Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida (State or other jurisdiction of incorporation or organization)	3000 Taft Street Hollywood, Florida 33021 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	65-0341002 (I.R.S. Employer Identification Number)

Thomas S. Irwin

Executive Vice President and Chief Financial Officer
HEICO Corporation
3000 Taft Street
Hollywood, Florida 33021
Phone: (954) 987-4000
Fax: (954) 987-8228
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jonathan L. Awner, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, FL 33131
Phone: (305) 374-5600
Fax: (305) 374-5095

    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to	Aggregate Offering	Aggregate Offering	Amount of
of Securities to be Registered	be Registered(1)	Price Per Unit(2)	Price(2)	Registration Fee

Class A Common Stock, $.01 par value	266,774	$12.125	$3,234,634.75	$409.83

Attached Rights to Purchase Series C Junior Participating Preferred Stock	266,774	—	—	—

(1)	This registration statement also covers an indeterminate number of shares of Common Stock that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 of the Securities Act, based on the average high and low prices reported on the New York Stock Exchange on March 16, 2004.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 18, 2004

PROSPECTUS

Heico Corporation

266,774 Shares of Class A Common Stock, $.01 Par Value

     The selling shareholders named in this prospectus may offer for sale up to 266,774 shares of our Class A Common Stock along with attached rights to purchase shares of our Series C Junior Participating Preferred Stock. Though they may change their minds at any time, the selling shareholders have advised us that they do not presently plan to offer the shares for sale. The selling shareholders received the shares as part of the consideration for our acquisition of an 80% interest in substantially all of the assets of Sierra Microwave Technology, Inc. and, under our agreement with them, we are required to file this registration statement. We will not receive any of the proceeds from the sale of the shares of our Class A Common Stock by any selling shareholder that is made under this prospectus

     Our Class A Common Stock trades on the New York Stock Exchange under the symbol “HEI.A.” On March 17, 2004, the last reported sale price of our Class A Common Stock reported on the NYSE was $12.15 per share.

      Investing in our Class A Common Stock involves risks, which are described in the “Risk Factors” section beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The most important factors that could prevent us from achieving our goals and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include the following:

•	lower demand for commercial air travel or airline fleet changes;

•	our ability to comply with government regulation compliance;

•	retirement of commercial aircraft;

•	reduction in defense or space spending by military and other government agencies;

•	competition from existing and new competitors;

•	ineffective development and manufacture of new products, equipment and services;

•	increased product specification costs and requirements;

•	uninsured product liability claims and environmental liabilities brought against us; and

•	our inability to grow our company, organically or through acquisitions.

i

PROSPECTUS SUMMARY

      This prospectus summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Class A Common Stock. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference into this prospectus.

HEICO Corporation

      HEICO Corporation believes it is the world’s largest manufacturer of Federal Aviation Administration approved jet engine and aircraft component replacement parts, other than the original equipment manufacturers, which we refer to as “OEMs,” and their subcontractors. HEICO is also a leading manufacturer of various types of electronic equipment for the aviation, defense, space, medical, telecommunications and electronics industries.

      Our business is comprised of two operating segments:

      The Flight Support Group. Our Flight Support Group uses proprietary technology to design and manufacture jet engine and aircraft component replacement parts for sale at lower prices than those manufactured by OEMs. These parts are approved by the FAA and are the functional equivalent of parts sold by OEMs. In addition, the Flight Support Group repairs, refurbishes and overhauls jet engine and aircraft components for domestic and foreign commercial air carriers and aircraft repair companies, and manufactures thermal insulation products and other component parts primarily for aerospace, defense and commercial applications.

      The Electronic Technologies Group. Our Electronic Technologies Group designs, manufactures and sells various types of electronic, microwave and electro-optical products, including infrared simulation and test equipment, hybrid laser rangefinder receivers, electrical power supplies, back-up power supplies, electromagnetic interference and radio frequency interference shielding, high power laser diode drivers, amplifiers, photodetectors, amplifier modules and flash lamp drivers. In addition, the Electronic Technologies Group also repairs and overhauls inertial navigation systems and other avionics, instruments, and components for commercial, military and business aircraft operators.

The Offering

Securities offered by us	None.

Shares of Class A Common Stock offered by the selling shareholders	266,774 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling shareholders, if the selling shareholders choose to sell some or all of their shares of our Class A Common Stock.

NYSE symbol for our Class A Common Stock	HEI.A

Our principal executive offices are located at 3000 Taft Street, Hollywood, Florida 33021, and our telephone number is (954)987-4000. Our website address is www.heico.com. Information included on our web site is not a part of this prospectus.

RISK FACTORS

      Investing in our Class A Common Stock involves risks. In addition to the information set forth elsewhere in this prospectus and in the documents incorporated by reference into this prospectus, the following factors relating to us and our Class A Common Stock should be considered carefully in deciding whether to invest in our Class A Common Stock. There may be additional risks to an investment in our Class A Common Stock that are not described in this Risk Factors section.

Our success is highly dependent on the performance of the aviation industry, which could be impacted by lower demand for commercial air travel or airline fleet changes causing lower demand for our goods and services.

      Economic factors and passenger security concerns that affect the aviation industry also affect our business. The aviation industry has historically been subject to downward cycles from time to time which reduce the overall demand for jet engine and aircraft component replacement parts and repair and overhaul services, and such downward cycles result in lower prices and greater credit risk. These economic factors and passenger security concerns may have a material adverse effect on our business, financial condition and results of operations.

We are subject to governmental regulation and our failure to comply with these regulations could cause the government to withdraw or revoke our authorizations and approvals to do business and could subject us to penalties and sanctions that could harm our business.

      Governmental agencies throughout the world, including the FAA, highly regulate the manufacture, repair and overhaul of aircraft parts and accessories. We include with the replacement parts that we sell to our customers documentation certifying that each part complies with applicable regulatory requirements and meets applicable standards of airworthiness established by the FAA or the equivalent regulatory agencies in other countries. In addition, our repair and overhaul operations are subject to certification pursuant to regulations established by the FAA. Specific regulations vary from country to country, although compliance with FAA requirements generally satisfies regulatory requirements in other countries. The revocation or suspension of any of our material authorizations or approvals would have an adverse effect on our business, financial condition and results of operations. New and more stringent government regulations, if adopted and enacted, could have an adverse effect on our business, financial condition and results of operations. In addition, some sales to foreign countries of the equipment manufactured by our Electronic Technologies Group require approval or licensing from the U.S. government. Denial of export licenses could reduce our sales to those countries and could have a material adverse effect on our business.

The retirement of commercial aircraft could reduce our revenues.

      Our Flight Support Group designs, manufactures and distributes jet engine and aircraft component replacement parts and also offers repairs, refurbishments and overhauls of jet engine and aircraft components. If aircraft for which we have replacement parts or supply repair and overhaul services are retired and there are fewer aircraft that require these parts or services our revenues may decline.

Reductions in defense or space spending by U.S. and/or foreign customers could reduce our revenues.

      In fiscal 2003, approximately 60% of the sales of our Electronic Technologies Group were derived from the sale of products and services to U.S. and foreign military agencies and their suppliers. A decline in defense or space budgets or additional restrictions imposed by the U.S. government on sales of products or services to foreign military agencies could lower sales of our products and services.

Intense competition from existing and new competitors may harm our business.

      We face significant competition in each of our businesses.

Flight Support Group

•	For jet engine replacement parts, we compete with the industry’s leading jet engine OEMs, particularly Pratt & Whitney and General Electric.

•	For the overhaul and repair of jet engine and airframe components, we compete with:

–	major commercial airlines, many of which operate their own maintenance and overhaul units;

–	OEMs, which manufacture, repair and overhaul their own parts; and

–	other independent service companies.

Electronic Technologies Group

•	For the design and manufacture of various types of electronic and electro-optical equipment and the repair and overhaul of inertial navigation systems and other avionics equipment, we compete in a fragmented marketplace with a number of companies, some of which are well capitalized.

      The aviation aftermarket supply industry is highly fragmented, has several highly visible leading companies and is characterized by intense competition. Some of our OEM competitors have greater name recognition than HEICO, as well as complementary lines of business and financial, marketing and other resources that HEICO does not have. In addition, OEMs, aircraft maintenance providers, leasing companies and FAA-certificated repair facilities may attempt to bundle their services and product offerings in the supply industry, thereby significantly increasing industry competition. Moreover, our smaller competitors may be able to offer more attractive pricing of parts as a result of lower labor costs or other factors. A variety of potential actions by any of our competitors, including a reduction of product prices or the establishment by competitors of long-term relationships with new or existing customers, could have a material adverse effect on our business, financial condition and results of operations. Competition typically intensifies during cyclical downturns in the aviation industry, when supply may exceed demand. We may not be able to continue to compete effectively against present or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

Our success is dependent on the development and manufacture of new products, equipment and services, and our inability to introduce new products and product pricing levels could reduce our sales or sales growth.

      The aviation, defense, space and electronics industries are constantly undergoing development and change and, accordingly, new products, equipment and methods of repair and overhaul service are likely to be introduced in the future. In addition to manufacturing electronic and electro-optical equipment and selected aerospace and defense components for OEMs and the U.S. government and repairing jet engine and aircraft components, we re-design sophisticated aircraft replacement parts originally developed by OEMs so that we can offer the replacement parts for sale at substantially lower prices than those manufactured by the OEMs. Consequently, we devote substantial resources to research and product development. Technological development poses a number of challenges and risks, including the following:

•	We may not be able to successfully protect the proprietary interests we have in various aircraft parts, electronic and electro-optical equipment and our repair processes;

•	As OEMs continue to develop and improve jet engines and aircraft components, we may not be able to re-design and manufacture replacement parts that perform as well as those offered by OEMs or we may not be able to profitably sell our replacement parts at lower prices than the OEMs;

•	We may need to expend significant capital to:

–	purchase new equipment and machines,

–	train employees in new methods of production and service, and

–	fund the research and development of new products; and

•	Development by our competitors of patents or methodologies that preclude us from the design and manufacture of aircraft replacement parts or electrical and electro-optical equipment could adversely affect our business, financial condition and results of operations.

      In addition, we may not be able to successfully develop new products, equipment or methods of repair and overhaul service, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Product specification costs and requirements could cause an increase to our costs to complete contracts.

      Although our engineering teams have usually successfully foreseen contract completion costs, the costs to meet customer specifications and requirements could result in us having to spend more to design or manufacture products in our Electronic Technologies Group and this could reduce our profit margins on current contracts or those we obtain in the future.

We may incur product liability claims that are not fully insured.

      Our jet engine and aircraft component replacement parts and repair and overhaul services expose our business to potential liabilities for personal injury or death as a result of the failure of an aircraft component that we have designed, manufactured or serviced. The commercial aviation industry occasionally has catastrophic losses that may exceed policy limits. An uninsured or partially insured claim, or a claim for which third-party indemnification is not available, could have a material adverse effect on our business, financial condition and results of operations. Additionally, insurance coverage costs increased following the events that occurred on September 11, 2001 and may become even more expensive in the future. Our customers typically require us to maintain substantial insurance coverage and our inability to obtain insurance coverage at commercially reasonable rates could have a material adverse effect on our business.

We may not have the administrative, operational or financial resources to continue to grow the company.

      We have experienced rapid growth in recent periods and intend to continue to pursue an aggressive growth strategy, both through acquisitions and internal expansion of products and services. Our growth to date has placed, and could continue to place, significant demands on our administrative, operational and financial resources. We may not be able to grow effectively or manage our growth successfully, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to execute our acquisition strategy, which could slow our growth.

      A key element of our strategy is growth through the acquisition of additional companies. Our acquisition strategy is affected by and poses a number of challenges and risks, including the following:

•	Availability of suitable acquisition candidates;

•	Availability of capital;

•	Diversion of management’s attention;

•	Integration of the operations and personnel of acquired companies;

•	Potential write downs of acquired intangible assets;

•	Potential loss of key employees of acquired companies;

•	Use of a significant portion of our available cash;

•	Significant dilution to our shareholders for acquisitions made utilizing our securities; and

•	Consummation of acquisitions on satisfactory terms.

      We may not be able to successfully execute our acquisition strategy, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may incur environmental liabilities and these liabilities may not be covered by insurance.

      Our operations and facilities are subject to a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Pursuant to various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous materials. Environmental laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous materials. Although management believes that our operations and facilities are in material compliance with environmental laws and regulations, future changes in them or interpretations thereof or the nature of our operations may require us to make significant additional capital expenditures to ensure compliance in the future.

      We do not maintain specific environmental liability insurance, and the expenses related to these environmental liabilities, if we are required to pay them, could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

      Our success substantially depends on the performance, contributions and expertise of our senior management team led by Laurans A. Mendelson, our Chairman, President and Chief Executive Officer. Technical employees are also critical to our research and product development, as well as our ability to continue to re-design sophisticated products of OEMs in order to sell competing replacement parts at substantially lower prices than those manufactured by the OEMs. The loss of the services of any of our executive officers or other key employees or our inability to continue to attract or retain the necessary personnel could have a material adverse effect on our business, financial condition and results of operations.

Our executive officers and directors have significant influence over our management and direction.

      As of January 20, 2004, collectively our executive officers and entities controlled by them, our 401(k) Plan and members of the Board of Directors beneficially owned approximately 35% of our outstanding Common Stock and approximately 18% of our outstanding Class A Common Stock. Accordingly, they will be able to substantially influence the election of the Board of Directors and control our business, policies and affairs, including our position with respect to proposed business combinations and attempted takeovers.

Our articles of incorporation and bylaws, as well as Florida corporate law could prevent a change in control of the company, which could adversely impact the value of our Class A Common Stock.

      Articles and Bylaws. Some of the provisions of our articles of incorporation and bylaws may have anti-takeover effects and may discourage, delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. These provisions:

•	establish advance notice procedures for the nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders’ meetings;

•	provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors or the President of HEICO or by a majority of the Board;

•	authorize the issuance of 10,000,000 shares of Preferred Stock with the designations, rights, preferences and limitations as may be determined from time to time by the Board;

•	authorize the issuance of 30,000,000 shares of Common Stock having one vote per share; and

•	authorize the issuance of 30,000,000 shares of Class A Common Stock having 1/10th vote per share.

      Accordingly, without shareholder approval, the Board can, among other things:

•	issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting powers or other rights of holders of our Common Stock and Class A Common Stock; and

•	help maintain the voting power of existing Common Stock shareholders and deter or frustrate takeover attempts that existing holders of Common Stock might consider to be in their best interest by issuing additional shares of Class A Common Stock.

      Rights. In addition, each Common Stock right entitles the registered holder to purchase from us one one-hundredth of a share of our Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $45.00 per one one-hundredth of a share of Series B Preferred Stock, subject to adjustment. Furthermore, each Class A Common Stock right entitles the registered holder to purchase from us one one-hundredth of a share of our Series C Junior Participating Preferred Stock, par value $0.01 per share, at a price of $39.00 per one one-hundredth of a share Series C Preferred Stock, subject to adjustment. The rights trade with each outstanding share of Common Stock and Class A Common Stock, as applicable. The rights applicable to the Common Stock or Class A Common Stock are not exercisable or transferable apart from the respective class of stock until a person or group acquires 15% or more of the outstanding shares of that class of stock or commences, or announces an intention to commence, a tender offer for 15% or more of the outstanding shares of that class of stock. The rights applicable to the Common Stock or Class A Common Stock expire on November 2, 2013, and will cause substantial dilution to a person or a group who attempts to acquire our company on terms not approved by the Board or who acquires 15% or more of the outstanding shares of Common Stock or Class A Common Stock without approval of the Board. We can redeem the rights at $.01 per right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 15% or more of the outstanding Common Stock or Class A Common Stock or until a person commences or announces an intention to commence a tender offer for 15% or more of the outstanding Common Stock or Class A Common Stock.

      Subject to adjustment, holders of shares of the Series B and Series C Preferred Stock will be entitled to, among other things, (i) receive, when, as and if declared by the Board of Directors, cash dividends in an amount per share equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the applicable class of stock and (ii) 100 votes per share of Series B Preferred Stock and 10 votes per share of Series C Preferred Stock on all matters submitted to a vote of the shareholders and the right to vote together with the holders of shares of common stock as a single voting group on all matters submitted to a vote of the shareholders.

      Florida Law. Furthermore, some of the provisions of the Florida Business Corporation Act could have the effect of delaying, deferring or preventing a change in control.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our Class A Common Stock by the selling shareholders, if the selling shareholders choose to sell some or all of their shares of our Class A Common Stock. Though they may change their minds at any time, the selling shareholders have advised us that they do not presently plan to offer the shares for sale.

SELLING SHAREHOLDERS

      The following table sets forth information known to us with respect to beneficial ownership of our Class A Common Stock as of March 18, 2004 by the selling shareholders.

      Though they may change their minds at any time, the selling shareholders have advised us that they do not presently plan to offer the shares for sale. The selling shareholders received the shares as part of the consideration for our acquisition of an 80% interest in substantially all of the assets of Sierra Microwave Technology, Inc. and, under our agreement with them, we are required to file this registration statement.

      The number of shares that are actually sold by the selling shareholders will be determined by the selling shareholders. The selling shareholders may sell some, all or none of these shares. Because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of Class A Common Stock that will be held by the selling shareholders upon termination of the offering. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

      The following table assumes that the selling shareholders sell as many shares as each such selling shareholder can under this prospectus.

			Class A Common
			Stock Beneficially
	Class A Common		Owned After the
	Stock Beneficially	Class A Common	Offering
	Owned Prior to	Stock to be Sold
Selling Shareholder	the Offering(1)	Under the Offering	Number	Percent

SMT Partners	266,774	266,774	0	*

Total		266,774

*	Less than 1%.

(1)	We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act and this information does not necessarily indicate beneficial ownership for any other purpose.

PLAN OF DISTRIBUTION

      We are registering 266,774 shares of our Class A Common Stock to permit the resale of these shares of Class A Common Stock by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Class A Common Stock.

      Though they may change their minds at any time, the selling shareholders have advised us that they do not presently plan to offer the shares for sale. The selling shareholders received the shares as part of the consideration for our acquisition of an 80% interest in substantially all of the assets of Sierra Microwave Technology, Inc. and, under our agreement with them, we are required to file this registration statement.

      Each of the selling shareholders may sell all or a portion of our Class A Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If a selling shareholder sells shares of Class A Common Stock through underwriters, broker-dealers or agents, the selling shareholder will be responsible for any underwriting discounts or commissions or agent’s commissions. The Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on these exchanges or systems or in the over-the-counter market, (iv) through the writing of options, whether the options are listed on an options exchange or otherwise, or (v) through a combination of one or more of these methods of sale.

      If a selling shareholder effects such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). A selling shareholder may also elect to sell all or a portion of its Class A Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided such selling shareholder meets the criteria and conforms to the requirements of Rule 144.

      A selling shareholder may pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by such selling shareholder and, if the selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as a selling shareholder under this prospectus. A selling shareholder also may transfer and donate shares of Class A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling shareholder for purposes of this prospectus.

      A selling shareholder and any underwriter, broker-dealer or agent participating in the sale of the shares of Class A Common Stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any person deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act.

      Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of Class A Common Stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

      There can be no assurance that any selling shareholder will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement which includes this prospectus.

      The selling shareholders and any person participating in a distribution of the Class A Common Stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling shareholders and any participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

      We will pay all expenses of the registration of the shares of Class A Common Stock pursuant to a Registration Rights Agreement with the selling shareholders, estimated to be $25,000.00 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all applicable underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our Class A Common Stock against civil liabilities, including liabilities under the Securities Act.

      Once sold under the registration statement which includes this prospectus, the shares of Class A Common Stock sold will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

      Certain legal matters relating to the offering will be passed upon for us by Akerman Senterfitt.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from HEICO Corporation’s Annual Report on Form 10-K for the year ended October 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, you may read our Commission filings over the Internet at the Commission’s website at http://www.sec.gov.

      We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act to register with the Commission the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The Commission allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

      We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

(1) our Annual Report on Form 10-K for the year ended October 31, 2003;

(2) our Quarterly Report on Form 10-Q for the quarter ended January 31, 2004;

(3) our Current Reports on Form 8-K dated November 2, 2003 and March 1, 2004;

(4) the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed on April 8, 1998, as amended January 27, 1999; and

(5) the description of the rights to purchase shares of our Series C Preferred Stock contained in our Registration Statement on Form 8-A, filed on November 4, 2003.

      In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

HEICO Corporation

3000 Taft Street
Hollywood, Florida 33021
Tel: (954) 987-4000

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

SEC registration fee	$410.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$5,000.00
Printing, engraving and mailing expenses	$3,000.00
Miscellaneous	$1,590.00

Total	$25,000.00

*	All amounts, except for the SEC registration fee, are estimated.

Item 15.	Indemnification of Directors and Officers.

      We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in such statute. Our Articles of Incorporation provide that we may indemnify our executive officers and directors to the fullest extent permitted by law either now or hereafter. We have entered or will enter into an agreement with each of our directors and some of our officers wherein we have agreed or will agree to indemnify each of them to the fullest extent permitted by law.

      The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

Item 16.	Exhibits.

Exhibit No.			Description

2	.1*	—	Asset Purchase Agreement by and among SMT Partners, Sierra Microwave Technology, LLC, HEICO Electronic Technologies Corp., and The Other Signatories, dated as of December 1, 2003.
4.1		—	Specimen of Class A Common Stock Certificate(1).
4	.2*	—	Registration Rights Agreement.
5	.1*	—	Opinion of Akerman Senterfitt.
23	.1*	—	Consent of Deloitte & Touche LLP
23	.2*	—	Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).
24	.1*	—	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.

(1)	Incorporated by reference to Exhibit 6 of HEICO Corporation’s Registration Statement on Form 8-A, filed with the Commission on April 8, 1998.

Item 17.	Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on March 18, 2004.

HEICO CORPORATION

By:	/s/ LAURANS A. MENDELSON

Laurans A. Mendelson
Chairman of the Board, President, Chief
Executive Officer and Director

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurans A. Mendelson and Thomas S. Irwin his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAURANS A. MENDELSON Laurans A. Mendelson	Chairman of the Board, President, Chief Executive Officer (principal executive officer) and Director	March 18, 2004

/s/ THOMAS S. IRWIN Thomas S. Irwin	Executive Vice President and Chief Financial Officer (principal financial officer)	March 18, 2004

/s/ ERIC A. MENDELSON Eric A. Mendelson	Executive Vice President and Director; President of HEICO Aerospace Holdings Corp.	March 18, 2004

/s/ VICTOR H. MENDELSON Victor H. Mendelson	Executive Vice President, General Counsel and Director; President and Chief Executive Officer of HEICO Electronic Technologies Corp.	March 18, 2004

Signature	Title	Date

/s/ SAMUEL L. HIGGINBOTTOM Samuel L. Higginbottom	Director	March 18, 2004

Wolfgang Mayrhuber	Director

/s/ ALBERT MORRISON, JR. Albert Morrison, Jr.	Director	March 18, 2004

/s/ DR. ALAN SCHRIESHEIM Dr. Alan Schriesheim	Director	March 18, 2004

EXHIBIT INDEX

Exhibit
No.			Description

2	.1*	—	Asset Purchase Agreement by and among SMT Partners, Sierra Microwave Technology, LLC, HEICO Electronic Technologies Corp., and The Other Signatories, dated as of December 1, 2003.
4.1		—	Specimen of Class A Common Stock Certificate(1).
4	.2*	—	Registration Rights Agreement.
5	.1*	—	Opinion of Akerman Senterfitt.
23	.1*	—	Consent of Deloitte & Touche, LLP
23	.2*	—	Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).
24	.1*	—	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.

(1)	Incorporated by reference to Exhibit 6 of HEICO Corporation’s Registration Statement on Form 8-A, filed with the Commission on April 8, 1998.